UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C.   20549

                                FORM 8-K/A
                              AMENDMENT NO. 1
                              CURRENT REPORT
                           ____________________

REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                     DATE OF REPORT:  AUGUST 14, 1997

                     COMMISSION FILE NUMBER:  1-8782

                           GLEASON CORPORATION
          (Exact name of registrant as specified in its charter)

                 DELAWARE                       16-1224655
     (State or other jurisdiction of         (I.R.S. Employer
     incorporation or organization)          Identification No.)

            1000 University Avenue, Rochester, New York  14692
        (Address of principal executive offices)        (Zip Code)

   Registrant's telephone number, including area code:  (716) 473-1000

                           ____________________

Item 2.  Acquisition of Assets

         No change.

Item 7.  Financial Statements and Exhibits

     (a)       Financial statements of business acquired

               The following financial statements of the business acquired are filed herewith:

               See Index to Financial Statements


     (b)       Pro forma financial information

               The following pro forma financial information with regard to the business acquired are filed herewith:

               See Index to Financial Statements

     (c)       Exhibits

          (2)  Plan of Acquisition

               No change.


          (10) Material Contracts

               No change.

                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                        GLEASON CORPORATION
                                        Registrant


DATE:  September 24, 1997
                                        John J. Perrotti
                                        John J. Perrotti
                                      Vice President-Finance
                                     (Chief Financial Officer)

               Index To Financial Statements to Form 8-K/A


Item 7 (a)    Hermann Pfauter GmbH & Co Audited Financial Statements
                   Report of Ernst & Young GmbH
                   Reports of Dugan & Lopatka
                   Consolidated Balance Sheets as of December 31, 1996
                   and 1995
                   Consolidated Income Statements for the Years Ended December 31, 1996, 1995 and 1994
                   Consolidated Statements of Cash Flows for the Years Ended December 31, 1996 and 1995
                   Notes to the Consolidated Financial Statements Directors' Report - Review of 1994 through 1996

Item 7 (b)    Pro Forma Consolidated Financial Statements of Gleason
              Corporation and Hermann Pfauter GmbH & Co (Unaudited)
                   Balance Sheet at June 30, 1997
                   Statement of Operations for the Year Ended December
                   31, 1996
                   Statement of Operations for the Six Months Ended June
                   30, 1997
                   Notes to Pro Forma Consolidated Financial Statements

ITEM 7 (a):


                          Consolidated Financial Statements

                          Hermann Pfauter GmbH & Co
                          Ludwigsburg
                          Federal Republic of Germany

                          December 31, 1996

                Independent Auditors' Report


The Board of Directors
Hermann Pfauter GmbH & Co and its Consolidated Subsidiaries

We have audited the accompanying consolidated balance sheets of Hermann Pfauter GmbH & Co and its consolidated subsidiaries, listed in Note 2, as of December 31, 1996 and 1995, the related consolidated statements of cash flows for the years then ended and the related consolidated statements of income for the years ended December 31, 1996, 1995 and 1994, all expressed in Deutsch Marks. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of all of the Company's subsidiaries at December 31, 1995 and 1994 and the years then ended. Those companies, listed in Note 2, whose statements represent 47.9% of the total assets as of December 31, 1995 and 49.8% and 60.1% of revenue (individual revenue as a % of consolidated revenue) for the years ended December 31, 1995 and 1994, were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for these above mentioned companies, is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards in the United States and Germany. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above, expressed in Deutsch Marks, present fairly, in all material respects, the consolidated financial position of Hermann Pfauter GmbH & Co and its consolidated subsidiaries at December 31, 1996 and 1995, the consolidated cash flows for each of the two years then ended and the results of operations for the years ended December 31, 1996, 1995 and 1994 in conformity with accounting principles generally accepted in Germany, which differ in certain respects from accounting principles generally accepted in the United States (see Note 14 to the consolidated financial statements).


March 27, 1997, except for Note 14.g.,
as to which the date is June 4, 1997


                             Ernst & Young GmbH

                           INDEPENDENT AUDITOR'S REPORT

To the Partners of American Pfauter L.P.:

     We have audited the accompanying balance sheet of American Pfauter L.P. (a Delaware limited partnership) as of December 31, 1995 and 1994, and the related statements of income and cash flows for the years then ended. These financial statements are the responsiblity of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Pfauter L.P. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                              Dugan & Lopatka

Wheaton, Illinois
February 22, 1996

                 INDEPENDENT AUDITOR'S REPORT

To the Partners of Pfauter-MAAG Cutting Tools Limited Partnership:

     We have audited the accompanying balance sheet of Pfauter-MAAG Cutting Tools Limited Partnership (an Illinois Limited Partnership) as of December 30, 1995 (52 weeks) and December 31, 1994 (52 weeks) and the related statements of income and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pfauter-MAAG Cutting Tools Limited Partnership as of December 30, 1995 (52 weeks) and December 31, 1994 (52 weeks) and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                               Dugan & Lopatka

Wheaton, Illinois
January 31, 1996

                      INDEPENDENT AUDITOR'S REPORT

To the Board of Directors of Pfauter Cutting Tools Inc.:

     We have audited the accompanying balance sheet of Pfauter Cutting Tools Inc. (an Illinois corporation) as of December 31, 1995 and 1994, and the related statements of income and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pfauter Cutting Tools Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                          Dugan & Lopatka

Wheaton, Illinois
January 31, 1996

                  INDEPENDENT AUDITOR'S REPORT

To the Board oif Directors of American Pfauter Management Inc.:

     We have audited the accompanying balance sheet of American Pfauter Management Inc. (a Delaware corporation) as of December 31, 1995 and 1994, and the related statements of operations and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Pfauter Management Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                               Dugan & Lopatka

Wheaton, Illinois
February 22, 1996

Hermann Pfauter GmbH & Co
Consolidated Balance Sheets as of December 31, 1996 and 1995


                                                  (amounts shown in thousands)
                                                  December 31,    December 31,
ASSETS                                                 1996           1995

                                                        DM             DM
A.    FIXED ASSETS

I.    Intangible assets

1.    License rights and goodwill                      12,406          5,892
2.    Deposits                                              0             15
                                                       12,406          5,907
II.   Property, plant and equipment

1.    Land and buildings                               15,978         14,518
2.    Technical equipment and machinery                22,414         18,100
3.    Other property, plant and equipment               6,156          5,669
4.    Deposits and construction in process              1,255          2,278
                                                       45,803         40,565
III.  Financial assets

      Investments in affiliates                           741          2,994
                                                       58,950         49,466
B.    CURRENT ASSETS

I.    Inventory

1.    Raw materials and supplies                       20,386         20,843
2.    Work in process parts and machines               30,949         25,425
3.    Finished parts and products                       7,722          9,244
4.    Deposits paid to suppliers                          683          2,166
5.    Deposits received from customers                -14,213        -19,545
                                                       45,527         38,133
II.   Receivables and other

1.    Trade accounts receivable                        70,347         93,198
2.    Receivables from unconsolidated
        subsidiaries                                      176              0
3.    Receivables from affiliates                         857            894
4.    Other assets                                      6,537          1,729
                                                       77,917         95,821

III.  Cash and banks                                    6,820          5,521

                                                      130,264        139,475

C.    PREPAID EXPENSES                                  2,234          1,574

                                                      191,448        190,515

(The accompanying notes are an integral part of these consolidated financial statements.)

Hermann Pfauter GmbH & Co
Consolidated Balance Sheets as of December 31, 1996 and 1995


                                                  (amounts shown in thousands)
                                                   December 31,   December 31,
 PARTNERS' CAPITAL AND LIABILITIES                      1996          1995
                                                         DM            DM

A.    PARTNERS' CAPITAL

I.    Registered capital                                20,001        20,001

II.   Partner accounts                                  -6,213        -5,663

III.  Capital reserves                                    -346          -346

IV.   Retained deficit                                 -11,327       -11,381

V.    Cumulative translation adjustment                 -1,681        -3,207
                                                           434          -596

VI.   MINORITY INTEREST                                  1,506         9,197
                                                         1,940         8,601

B.    SPECIAL ACCOUNT CONTAINING CAPITAL
       RESERVE                                             204           195


C.    ACCRUALS

1.    Pension and other post-employment
       benefit obligations                              32,311        31,082
2.    Tax accruals                                         781           746
3.    Other accruals                                    21,931        21,453
                                                        55,023        53,281

D.    LIABILITIES

1.    Liabilities to financial institutions             88,098        79,465
2.    Trade accounts payable                            25,154        28,967
3.    Liabilities from bills of exchange                 1,743         3,073
4.    Liabilities to unconsolidated subsidiaries           343           249
4.    Liabilities to affiliated companies                   70            33
5.    Other liabilities                                 17,058        15,743
                                                       132,466       127,530

E.    DEFERRED INCOME                                    1,815           908

                                                       191,448       190,515

(The accompanying notes are an integral part of these consolidated financial statements.)

Hermann Pfauter GmbH & Co
Consolidated Income Statements
for the Years Ended December 31, 1996, 1995 and 1994


                                            (amounts shown in thousands)
                                              For the Years Ended
                                      December 31,  December 31,  December 31,
                                           1996          1995          1994
                                            DM            DM            DM

1.  Sales                                 264,864       256,045       220,083
2.  Cost of sales                        -204,896      -198,250      -177,160
3.  Gross margin                           59,968        57,795        42,923

4.  Other operating income                  2,659         3,193         4,322
5.  Selling and marketing expenses         32,355        31,712        29,539
6.  General and administrative
    expenses                               15,052        12,141        12,788
7.  Other operating expenses                1,597         1,850         1,427
8.  Interest and related income             1,546           312           772
9.  Write-downs of investments and
    loans                                   2,368         1,789             0
10. Expense from profit sharing
    agreement                                   4             5             1
11. Income from profit sharing
    agreement                                   0             0             4
12. Interest and related expenses           7,624         7,024         7,000
13. Operating income/(loss)                 5,173         6,779        -2,734

14. Extraordinary income                        0            87            10
15. Extraordinary expense                      23             0             0
16. Income taxes                              425           766           248
17. Other taxes                               145            90           163
18. Income/(loss) before minority
    interest                                4,580         6,010        -3,135

19. Minority interest in income            -2,180        -4,495        -3,281

20. Net income/(loss)                       2,400         1,515        -6,416


(The accompanying notes are an integral part of these consolidated financial statements.)


Hermann Pfauter GmbH & Co

Consolidated Statements of Cash Flows
for the Years Ended December 31, 1996 and 1995


                                                  (amounts shown in thousands)
                                                      For the Years Ended
                                                 December 31,    December 31,
                                                     1996            1995
                                                      DM              DM

Cash Flows from Operating Activities:
  Net income                                              2,400        1,515
  Adjustments to reconcile net income to net cash
  provided from operating activities:
    Minority interest in net income                       2,180        4,495
    Depreciation and amortization expenses               13,350       11,915
    Pension expense for defined benefit plans             3,353        4,130
    Gains on sales of tangible assets                      -598            0
    Currency losses (gains) on remeasurement             -1,115        1,310
    Equity earnings in affiliates                           522           98
    Write-off of investments net of cost
    reimbursements                                          700        1,441
    Decrease (increase) in assets:
      Inventory (including deposits)                     -5,039       14,181
      Notes and accounts receivable                      27,207      -20,177
      Prepaid expenses and other assets                  -5,167        1,405
    Increase (decrease) in accruals and liabilities:
      Pension and post-employment obligations            -2,660       -2,045
      Tax and other accruals                                674          582
      Trade accounts payable                             -5,801       -3,507
      Other liabilities and deferred income              -1,732          736
                                                         28,274       16,079

 Cash Flows from Investing Activities:
      Purchases of property, plant and equipment        -14,608      -13,127
      Proceeds from disposal of property, plant
      and equipment                                       1,415            0
      Purchases of intangible assets                     -1,148       -1,548
      Investments in affiliates                               0           50
                                                        -14,341      -14,625

Cash Flows from Financing Activities:
      Increase (decrease) in short term debts and
           liabilities from bills of exchange             5,713        4,134
      Proceeds from long-term debt                       10,000        4,000
      Repayments of long-term debt                       -8,886       -4,183
      Partnership distributions                          -4,084       -3,189
      Redemption of shareholder interest                -15,825            0
                                                        -13,082          762

Effect of exchange rate changes on cash                     448         -191

Cash and cash equivalents at beginning of year            5,521        3,496

Cash and Cash Equivalents at End of Year                  6,820        5,521

(The accompanying notes are an integral part of these consolidated financial statements)


Supplemental cash flow information:


                                                  (amounts shown in thousands)
                                                         1996        1995
                                                          DM          DM

Cash paid during the years for:
  Interest                                                6,852       6,446
  Income taxes - net of refunds                             390         766










(The accompanying notes are an integral part of these consolidated financial statements)


       Notes to the Consolidated Financial Statements of
         Hermann Pfauter GmbH & Co Ludwigsburg/Germany
       (amounts shown in thousands, except where specified)

1.    General

The annual consolidated financial statements of Hermann Pfauter GmbH & Co were prepared according to the statutory accounting requirements of the German commercial code.

The profit and loss account was prepared on the basis of the cost of sales model.

The German commercial code normally requires presentation of balance sheets and income statements and related notes for two comparative years. However, for purposes of this presentation, balance sheets and cash flow statements have been shown for two comparative years whereas the income statements reflect three comparative years with appropriate notes for the respective years included.

2.    Scope of consolidation

The following domestic and foreign subsidiaries of Pfauter GmbH & Co are fully consolidated with the respective minority interests disclosed.


                                                                  % Ownership
                                                                     within
                                                   % Ownership    consolidated
Name and Location of the                            by Pfauter    Pfauter GmbH
       Company                    Share capital      GmbH & Co         & Co

Domestic
Pfauter Verwaltungs GmbH,         DM         66           100%          100%
Ludwigsburg

Foreign
a)  American Pfauter
    Management *                  US$        16           100%          100%
    Inc., Rockford/USA
    (=APMI)
b)  American Pfauter
    L.P. Rockford, USA (=APL) *   US$     2,120            99%          100%
c)  Pfauter Cutting Tools
    Inc. *                        US$       215           100%          100%
    Rockford, USA (=PCTI)
d)  Pfauter Maag Cutting
    Tools L.P.,*                  US$     3,000      1994: 50%     1994: 51%
    Rockford, USA (=PMCT)                            1995: 50%     1995: 51%
                                                     1996: 75%     1996: 76%

e)  SARK Pfauter France           FFr       200            85%           85%
    Le Vesinet, France
f)  Pfauter Italia S.R.L.
    Porretta Terme, Italy         Lit   500,000           100%          100%
g)  Pfauter Italia S.p.A.
    Villanova di                  Lit 2,566,000           100%          100%
    Castenaso, Italy


            (amounts shown in thousands, except where specified)

     * - The financial statements of the four American subsidiaries have been audited by other auditors as of and for the years ended
     December 31, 1995 and 1994.

In accordance with Section 296, paragraph 2 of the German Commercial Code, the subsidiary German Machine Tool Service center Ltd., as shown below, has not been consolidated but rather is reflected as an investment at cost.

In addition, the investment in Engrenasa Maquinas Operatitizes Ltd. has also been reflected at cost net of write downs. The company was not consolidated or accounted for by applying the equity method since the investment was being held for sale (Section 296, paragraph 1, number 3 of the German Commercial Code).

                                                                      Net
                                                                     book
Name and Location of the                                %            value
        Company                  Share Capital      Ownership         DM

Foreign
a) Engrenasa Maquinas
   Operatirizes Ltd.,
   Sorocaba, Brazil
   1994                          CR$    110,036         40%          3,249
   1995                           R$      1,882         40%          1,700
   1996                           R$      1,882         57%              0

b) German Machine Tool Service
   Center Co. Ltd. Tianjin,
   China                         DM         400         25%            150


In addition, through its consolidated subsidiary Pfauter Maag Cutting Tools L.P., the group has a 45.6% share (1995: 30.6%) in Mecup S.R.L. Bologna, Italy (share capital: Lit 1,150,000) which has been accounted for using the equity method. In 1995 and 1996, extraordinary write downs amounting to DM 1,549 and DM 1,700 respectively were booked to reflect the declining value of the investment.


3.   Consolidation principles

In accordance with German commercial law, for the subsidiaries already belonging to the group on December 31, 1989 the capital consolidation was made in the consolidated financial statements on that closing date in accordance with the so-called "German method" whereby the differences between the equity of the subsidiaries and the carrying value of the investments were defined as goodwill and recorded directly to capital reserves by exercising the option right according to the transitional regulation of Sec. 27.1 of the EU Commercial Code. For subsidiaries or parts of subsidiaries purchased and consolidated after December 31, 1989, the capital consolidation is carried out according to the "book value method" (purchase accounting) pursuant to Sec. 301 of the Commercial code.

The classification of the balance sheet and income statement as well as the valuation of principles applied have been adjusted to conform with the current German Commercial Code if the deviation was material.

        (amounts shown in thousands, except where specified)

Profits, revenues and expenses and receivable and payable balances arising from transactions between consolidated companies have been eliminated in consolidation.


4.   Accounting policies

Goodwill and other intangible assets are stated on the basis of cost and are amortized, principally on a straight-line basis, over the estimated future periods to be benefited (not more than 15 years).

Property, plant and equipment are stated at cost, less allowances for depreciation. Property, plant and equipment are depreciated principally by using the double declining method over the estimated useful lives of the assets.

Investments in affiliates with less than 50% share ownership are recorded using the equity method. Investments in insignificant unconsolidated subsidiaries are recorded at cost.

Inventories are valued at the lower of cost or market. Cost for purchased parts and merchandise are determined on the basis of average cost or first-in, first-out methods. However, for certain inventories, cost is determined on the last-in, first-out method. Finished goods and work-in-process is at manufacturing cost considering direct material and wages and appropriate allocations of manufacturing overhead.

Accounts receivable and other assets are stated at nominal values with appropriate allowances for collectibility risks.

The cost of pension and post-employment plans are computed on the basis of accepted actuarial methods.

German foreign income taxes concerning partnerships within the consolidated group are borne by the individual partners.

The Company has applied the use of special reserves, which are not taxable until use or liquidation according to tax law. In addition, the Company has applied the use of accelerated depreciation and provisions allowed by tax law, when the recognition for taxation purposes is dependent on whether they are used for commercial purposes.


5.  Currency translation

The translation of the balance sheets of subsidiaries denominated in foreign currencies is made at the year end rate. Income statement balances denominated in foreign currencies are translated at the average annual exchange rate.

According to German Commercial Code, receivables from third parties and unconsolidated subsidiaries and affiliates are valued at the lower of the transaction date exchange rate or the year end rate. Payables to third parties and unconsolidated subsidiaries and affiliates are valued at the higher of the transaction or year end exchange rate.

Futures contracts to hedge third party firm sales commitments and receivables are valued at the respective future rates.

          (amounts shown in thousands, except where specified)


NOTES  TO  THE BALANCE SHEETS


6.  Tangible assets

Tools and devices are included at a fixed amount of DM 970 for the years reported.


Fixed assets movements schedule 1996 <F1>


                     Historical
                     purchase                          Dis-    Accumu-  Net book
                     production                        posals  lated    value       Annual
                     costs Jan.    Addi-    Adjust-    at      depre-   Dec.        depre-
                     1, 1996       tions    ments      cost    ciation  31, 1996    ciation
                        DM          DM        DM        DM       DM       DM          DM

I.  Intangible
    Assets
    1. License
    rights and
    goodwill           11,693      8,185       331       0      7,803    12,406       1,755
    2. Deposits           331          0      -331       0          0         0           0
                       12,024      8,185         0       0      7,803    12,406       1,755
II. Tangible Assets
    1. Land &
    buildings          31,242      1,712         0     545     16,431    15,978         871
    2. Technical
    machinery and
    equipment          71,698     10,564     1,503   5,370     55,981    22,414       8,729
    3. Other
    property, plant
    and equipment      33,093      2,349         0     879     28,407     6,156       2,141
    4. Deposits and
    construction in
    progress            2,656        102     -1,503      0          0     1,255           0
                      138,689     14,727         0   6,794    100,819    45,803      11,741

III.Financial
    Assets
    1.Investments
    in uncon-
    solidated
    subsidiaries        3,323          0         0       0      3,323         0       1,700
    2. Investments
    in affiliates       1,659         40         0       0        958       741         692
                        4,982         40         0       0      4,281       741       2,392



             (amounts shown in thousands, except where specified)

Fixed assets movements schedule 1995 <F1>


                     Historical
                     purchase/                      Dis-     Accumu-   Net book
                     production                     posals   ulated    value        Annual
                     costs        Addi-   Adjust-   at       depre-    Dec. 31,     deprec-
                     Jan.1,1995   tions   ments     cost     ciation   1995         ciation
                        DM          DM      DM       DM         DM      DM            DM

Fixed Assets
I.  Intangible
    Assets
    1. License
    rights and
    goodwill           9,653      1,535     941      256      5,981      5,892         1,635
    2. Deposits        1,258         15    -941        0        317         15           317
                      10,911      1,550       0      256      6,298      5,907         1,952

II. Tangible Assets
    1. Land &
    buildings         30,446        244       0      187     15,985     14,518           736
    2. Technical
    machinery and
    equipment         58,315      9,666     118      620     49,379     18,100         6,417
    3. Other
    property, plant
    and equipment     33,170      1,472     105    2,563     26,515      5,669         2,541
    4. Deposits and
    construction in
    progress           1,814        687    -223        0          0      2,278             0
                     123,745     12,069       0    3,370     91,879     40,565         9,694

III.Financial
    Assets
    1.Investments
    in uncon-
    solidated
    subsidiaries           0          0       0        0          0          0             0
2.  Investments
    in affiliates      4,811         50       0        0      1,867      2,994         1,793
                       4,811         50       0        0      1,867      2,994         1,793


<F1>  - Amounts shown in the 1996 and 1995 fixed assets movement schedules preceding represent consolidated balances applying the 1996 and 1995 year-end exchange rates respectively for translating all balances and account movements of foreign subsidiaries.

            (amounts in thousands, except where specified)

7.    Accounts receivable


December 31, 1996                                     Receivables due within
                                       Total amount      up to     more than
                                       Dec. 31, 1996     1 year      1 year
                                             DM            DM          DM
1.  Trade accounts receivable              70,347        70,203       144
2.  Accounts receivable from
    unconsolidated subsidiaries and
    affiliates                              1,033         1,033         0
3.  Other assets                            6,537         3,472     3,065
                                           77,917        74,708     3,209



December 31, 1995                                     Receivables due within
                                        Total amount     up to 1    more than
                                       Dec. 31, 1995      year       1 year
                                            DM             DM          DM
1.  Trade accounts receivable              93,198       93,198           0
2.  Accounts receivable from
    unconsolidated subsidiaries and
    affiliates                                894          894           0
3.  Other assets                            1,729        1,701          28
                                           95,821       95,793          28



8.   Special reserves which are not taxed until use or liquidation

This position is a reserve recorded by Pfauter Italia S.p.A. which was allowed in accordance with Italian tax law and civil code for accelerated depreciation.

9.   Accruals

The accruals for pension and other post-employment benefits represent obligations of Hermann Pfauter GmbH & Co from defined benefit pension plans as well as termination indemnity obligations of Pfauter Italia S.p.A. Pension accruals were not set up for former general managers and surviving spouses amounting to TDM 6,146 and TDM 6,041 in 1996 and 1995 respectively due to the fact that these may not be set up for German tax purposes. The other accrued expenses are primarily set up for personnel related matters, warranty, contingent losses from open sales contracts and outstanding invoices.

            (amounts in thousands, except where specified)

10.   Liabilities

Liabilities at December 31, 1996 and 1995 comprised the following.


December 31, 1996                                                    of which
                             Payable within                          secured

                          Total     Up to 1    1-5 years    more
                          amount      year                  than
                         Dec. 31,                          5 years
                          1996
                           DM          DM         DM         DM          DM
1.  Liabilities to
    financial
    institutions         88,098     44,385       39,260      4,453     85,486
2.  Trade accounts
    payable              25,154     24,377          777          0          0
3.  Liabilities from
    bills of exchange     1,743      1,743            0          0          0
4.  Liabilities to
    unconsolidated
    subsidiaries and
    affiliates              413        413            0          0          0
5.  Other liabilities    17,058     13,492        3,506         60        864
       thereof:
       Social security   (1,929)
       Taxes             (1,844)
                        132,466     84,410       43,543      4,513     86,350


December 31, 1995                                                    of which
                                       Payable within                 secured
                          Total     Up to 1    1-5 years      more
                          amount      year                    than
                         Dec. 31,                           5 years
                           1995
                            DM         DM          DM          DM        DM
1.  Liabilities to
    financial
    institutions         79,465     45,422       30,353      3,690     67,192
2.  Trade accounts
    payable              28,967     28,967            0          0          0
3.  Liabilities from
    bills of exchange     3,073      3,073            0          0          0
4.  Liabilities to
    unconsolidated
    subsidiaries and
    affiliates              282        282            0          0          0
5.  Other liabilities    15,743     13,545        2,138         60      1,242
       thereof:
       Social security   (1,818)
       Taxes             (2,211)
                        127,530     91,289       32,491      3,750     68,434


The liabilities to financial institutions are secured mainly by mortgages, fixed assets and partly by receivable balances.

The other liabilities which are secured concern Pfauter Italia S.p.A. machines acting as a lien for a special state subsidy.

           (amounts shown in thousands, except where specified)

11.   Commitments and contingent liabilities

The following table shows financial commitments and contingent liabilities which are not disclosed in the balance sheet:

                                            Dec. 31, 1996     Dec. 31, 1995
                                                Total             Total
                                                 DM                 DM

Contingent liabilities:

Contingent liabilities from issuing and
transfer of bills                                   0               735

Contingent liabilities from guarantees
granted for third parties                       3,285 <F1>            0

Other contingent liabilities                    3,677             2,775

Other financial commitments:

Purchase commitments from open capital
expenditures                                    1,099             9,466

Long-term rent and leasing contract
commitments for the next five years             1,778             2,564


<F1>   DM 1,710 of this amount concerns Mecup S.r.l., Bologna, Italy

As a result of agreements with American banks, Hermann Pfauter GmbH & Co. is obliged to maintain a minimum trade accounts receivable balance with American Pfauter L.P.

As of December 31, 1996 and 1995 open foreign exchange forward contracts totaled DM 9,671 and DM 28,585 respectively.

In accordance with German tax law requirements, pension obligations to partners and their surviving relatives amounting to DM 6,146 as of December 31, 1996 and DM 6,241 as of December 31, 1995 were not accrued.

         (amounts shown in thousands, except where specified)

NOTES  TO  THE  INCOME  STATEMENTS

12.    Sales

The sales comprise:


                                    1996         1995          1994
by segment:                     DM million   DM million    DM million

Hobbing machines                      74.5         71.1          60.1
Grinding machines                     22.7         24.5          17.9
Bieler machines                        9.3          9.9           5.9
Other revenues                        43.0         50.1          43.0
Shapers                               23.5         11.8           7.3
Honing machines                        2.9          3.1           3.3
Merchandise                           29.8         27.7          37.6
Tools                                 59.2         57.8          44.9
                                     264.9        256.0         220.0



                                   1996         1995           1994
by geographical market:        DM million    DM million    DM million

Germany                               43.5         52.7          35.7
Rest of Western Europe                74.1         67.4          50.0
Eastern Europe                         3.6            0           0.3
North America                        113.7        109.0         121.3
Latin America                         15.4          1.1           1.6
Asia                                  14.5         16.4          10.4
Other countries                        0.1          9.4           0.7
                                     264.9        256.0         220.0


13.   Personnel expenses

The personnel expenses comprise:


                                    1996          1995          1994
                                     DM            DM            DM
                                   million      million       million

Salaries and wages                    79.1         74.4          65.1
Social security                       13.4         12.3          11.4
Pension costs                          4.6          5.2           4.5
Total                                 97.1         91.9          81.0



The personnel structure is as follows:


                                       Average Number of Employeess
                                      1996         1995          1994
Production                             780          766           723
Sales                                  108          110           106
Research & Development                  43           41            37
General Administration and Other       105          100            94
Apprentices                             30           34            46
                                     1,066        1,051         1,006


         (amounts in thousands, except where specified)

14.   Accounting Principles Generally Accepted in the United States

Hermann Pfauter GmbH & Co complies with German accounting principles, which differ in certain significant respects from accounting principles currently accepted in the United States (US GAAP). The significant differences that affect the consolidated net income and partners' capital of Hermann Pfauter GmbH & Co are set out below.

a.    Pensions and Anniversary Awards:

According to Financial Accounting Standard ("FAS") 87, "Employers' Accounting for Pensions", future salary increases, inflation and other factors must be taken into account for computation of the projected benefit obligation using the projected unit credit method. The computed German provision for Hermann Pfauter GmbH & Co pension obligations is not adjusted for future salary increases and has been computed using the entry age normal method. In addition, certain pension obligations of Hermann Pfauter GmbH & Co have not been recorded as pension liabilities in the consolidated financial statements, as allowed under German accounting law. Such pension obligations are required to be recorded according to FAS 87.

US GAAP also requires anniversary award obligations to be recorded for using a computation method similar to that for pensions as noted above. Certain anniversary award commitments of Hermann Pfauter GmbH & Co have not been recorded in the consolidated financial statements.

b.   Depreciation of Buildings:

US GAAP requires property, plant and equipment to be systematically depreciated over the economic useful lives of the assets. However, in the consolidated financial statements, depreciation on certain buildings belonging to Hermann Pfauter GmbH & Co includes additional special depreciation charges allowed for tax purposes which are not a part of normal depreciation.

c.   Provisions for Trade Accounts Receivable:

In the consolidated financial statements, certain adjustments have been made to establish additional general bad debt and other provisions for subsidiaries in the United States and other foreign subsidiaries which would be in excess of amounts allowed under US GAAP.

d.   Foreign Currency Hedge Contracts:

Hermann Pfauter GmbH & Co sells to group companies in US Dollar and Italian Lire denominated invoices. In order to hedge the related receivables and firm sales commitments, the Company enters into foreign exchange forward contracts. Receivables from such group companies are recorded by Hermann Pfauter GmbH & Co at the forward contract rate. As the subsidiary payable balances are translated at the year end rate in consolidation, differences arise in eliminating intercompany balances which are recorded directly into retained earnings.

Under US GAAP, the foreign currency denominated receivables would be remeasured at the year end rate and the hedge contracts would be recorded in the balance sheet at market values effectively offsetting the receivable remeasurement gains and losses.

          (amounts in thousands, except where specified)

e.    Special Reserves:

Under tax law, the Company has deferred a portion of the gain on assets sold in years prior to 1994 and has reflected this deferral as a "special account containing capital reserves" in the balance sheet. Under US GAAP, such gains should be recognized at the time of sale.

f.    Minority Interest:

Minority interest is considered a part of partners' capital under German accounting rules whereby under US GAAP minority interest is to be shown separately outside of the partner capital balances.


g.    Consolidation of Engrenasa Maquinas Operatirizes Ltd.:

The 57% investment (40% in 1995 and 1994) in Engrenasa Maquinas Operatirizes Ltd., Sorocaba, Brazil (Engrenasa), has been reflected in the consolidated financial statements as an investment at cost (net of value write downs) of DM 0.0 million (1995: 1.7 million and 1994: 3.2 million.) US GAAP normally requires the consolidation of such investments (applying the equity method in 1995 and 1994). However, on June 4, 1997, the investment was sold for one Deutschmark. As such, in order to reflect the historical financial statement US GAAP balances of the continuing business, adjustments have been made following to exclude the investment values and related income effects of the Engrenasa operations.


Net Income and Partners' Capital:

The application of US GAAP, as described above, would have the following approximate effects on consolidated net income and partners' capital.


    Net Income:
                                                  Year ended December 31
                                                 1996      1995      1994
(in millions)                                      DM        DM        DM

Net income (loss) as reported                     2.4       1.5      -6.4
Items increasing (decreasing) reported
net income:
     a. Pensions and anniversary awards          -0.7       0.4      -0.5
     b. Building depreciation                     0.1       0.0       0.3
     c. Provisions for accounts receivable       -0.2       0.0       0.2
     g. Engrenasa investment                      1.7       0.0       0.0

Net income in accordance with US GAAP
(excluding the Engrenasa business)                3.3       1.9      -6.4


         (amounts in thousands, except where specified)


     Partners' capital:
                                                 Year ended December 31
                                                 1996     1995      1994
(in millions)                                      DM       DM        DM

Partners' capital as reported                     1.9      8.6       6.8

Items increasing (decreasing) reported
partners' capital:
     a. Pensions and anniversary awards         -12.1    -11.4     -11.8
     b. Building depreciation                     1.1      1.0       1.0
     c. Provisions for accounts
        receivable                                0.4      0.6       0.6
     d. Foreign exchange contracts               -0.4      0.0       0.4
     e. Special reserves                          0.2      0.2       0.2
     f. Minority interest                        -1.5     -9.2      -7.2
                                                -10.4    -10.2     -10.0
     g. Effect of exclusion of net
        Engrenasa investment                      0.0     -1.7      -1.7

Partners' capital (deficit) in accordance
with US GAAP (excluding the net investment
in the Engrenasa business)                      -10.4    -11.9     -11.7




Summarized consolidated balance sheet data:

Below is summarized balance sheet data in conformity with US GAAP.


                                       Year ended December 31
                                           1996        1995
(in millions)                                DM          DM

Assets:
Current assets                            143.9       161.2
Goodwill                                    6.7         0.0
Property, plant and equipment              46.9        41.6
Other long-term assets                      9.6         7.2

Total assets                              207.1       210.0

Liabilities and partners' capital
Current liabilities                       125.8       136.0
Long-term liabilities                      90.2        76.7
Minority interest                           1.5         9.2
Partners' capital                         -10.4       -11.9

Total liabilities and partners' capital   207.1       210.0


The figures above reflect exclusion of the net investment in the Engrenasa business.

       (amounts in thousands, except where specified)

15.   Management and Management Board Remunerations

The total compensation of the general management of Hermann Pfauter GmbH & Co amounted to DM 1,133 in 1996, DM 1,162 in 1995, and DM 1,096 in 1994. The remuneration of the Board of Directors for their activities as legal representatives of associated companies amounted to DM 24 in 1996, DM 23 in 1995 and DM 25 in 1994.

The compensation for the advisory council of the parent company amounted to DM 130 for each of the years shown.

The total compensation for former general managers or their surviving dependents amounted to DM 379 for 1996, DM 376 for 1995, and DM 367 for 1994.

The actuarial report for group pension obligations shows a necessary accrual amounting to DM 3,071 for 1996, DM 3,289 for 1995, and DM 3,268.

Directors' Report


Review of 1994 through 1996

1996 reflected positive operating and financial developments in the Group with order intake of DM 239 million and a consolidated sales volume of DM 265 million for the year. This positive trend is also reflected in the growing profits being shown in the 1996 financial statements. The order backlog at December 31, 1996 totaled DM 106 million.

In 1996 only 28% of the total sales volume was attributable to sales of the original Pfauter hobbing machine product line whereas the importance of the new product lines being offered since 1987 have grown to contribute to 35% of the sales volume.

44% of sales were made in Western and Central Europe, a similar percentage in North American, whereby only 12% of sales were made to customers in the rest of the world.

Reflecting back on the past three years, 1994 results were the result of the negative effects of the economic recession in the machine-tool industry. The small backlog carried over from 1993 and the reduction of new orders in the first half of 1994 meant that the Company's sales were low despite expansion of the merchandising business in this year. Although cost cutting exercises were completed, sales price reductions together with further reductions in capacity utilization meant that the losses incurred could not be further minimized.

However, due to the takeover of the gear-cutting division of the machine manufacturer Mikron AG in Biel, Switzerland in 1994, the foreign activities of the Pfauter Group could be extended considerably in Italy and Switzerland.

Although Pfauter SrL also incurred a loss in 1994, it should be noted that its activities were transferred at the time to the newly founded Pfauter Italia SpA which reported approximate break-even results.

The American Pfauter Group developed positively in 1994 with positive earnings being reported after incurring a loss in the previous year. Pfauter-Maag Cutting Tools also showed improvement with increasing profits in 1994.

1995 brought considerable improvements in sales volumes, and, contrary to 1994, the Group was able to show a profit in 1995. 1996 saw a further growth in operating results and net income as noted previously.

The capital resources increased in 1996 by DM 2 million whereas the total assets of the company remained relatively unchanged at DM 191 million.

In 1996, in a share redemption transaction $10.3 million net was paid out by Pfauter-Maag Cutting Tools to other shareholders with the group share of the remaining Pfauter-Maag Cutting Tools capital being 76.1%.
Excluding the financing needed to carry out this transaction, bank liabilities and total liabilities declined substantially in 1996.

General Situation

The tooling business continues to develop postively despite a few smaller negative influences (lower contract intake in 1996, and the loss by the Italian affiliate, Mecup). Since the beginning of 1997, order volumes have increased considerably with an extrapolated sales volume for 1997 of $50 million.

On the other hand, the machine business, particularly in the automobile industry, continues to be sluggish. A drop in average sales prices per unit of 30% from 1992 to 1996 for the smaller hobbing machines was experienced. This, accompanied by a 13% increase in personnel costs in Germany since 1992 has made it especially difficult to report positive results for the Hermann Pfauter GmbH & Co German business. It is however hoped that the consolidated results for 1997 for the hobbing, shaping and grinding machine businesses will be positive.

The competitors continue to exercise extremely elastic pricing policies. Despite the 20% cost reduction achieved through the redesign of the P100 machine, it will be difficult to maintain the market share in this sector. On the other hand, more selective acceptance of orders based on projected margins has resulted in improved profits in 1996.

The grinding machine product line will be extended in both directions in 1997. One order for a 3m grinding machine and another one pending together with our cooperation with Kapp has allowed the Company to invest approximately DM 3 million in 1996 and 1997 in this new machine line. In addition, in 1996 a machine variation of the already successful P100 was developed in order to strengthen the Company's carbide hobbing position with 75 machines already sold.

Unfortunately, this trend has resulted in a drastic reduction in the number of required machines by customers (up to 50% reductions) whereas the tooling business has automatically picked up to the advantage of Pfauter-Maag Cutting Tools.

The expansion of the grinding machine product line has also opened up new opportunities for Pfauter-Maag Cutting Tools since, through cooperation with the company - Dr. Winter, a new plated grinding wheel is being introduced to the market which will compete with Kapp.

In conclusion, the prospects for the tooling business are very positive whereas the shrinking market for machines will continue to cause an increasingly competitive marketplace for the Company's products.

Personnel

The Company's total workforce has increased by 60 persons between 1994 and 1996 to 1,066. The related personnel costs amounted to DM 97.1 million in 1996. It is anticipated that 1997 will bring a slight decrease in the employee levels in the Pfauter Group.

Research and Development

Research and development continues to play an important role in the Pfauter Group with total expenses for 1996 amounting to DM 8.5 million. This relates mainly to development performed at the Hermann Pfauter GmbH & Co in Germany. Development was made primarily with regard to two automobile machine types; a new shaping unit for a combined hobbing and shaping machine SHOBBER and the future advancement of the grinding machine online application.

Gleason

As announced to the public in August 1996, Pfauter Group shareholders are currently negotiating with Gleason Corporation to sell the entire Pfauter Group business to Gleason. Negotiations for this transaction continue and are expected to be completed in the near future.

Item 7(b):



                             GLEASON CORPORATION
               PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                JUNE 30, 1997
                                 (UNAUDITED)

                                (In thousands)

                                  Gleason                             Pro forma     Pro forma
                              Corporation      Pfauter    Combined  Adjustments       Results
                                                                        (C)

Assets
Current assets
   Cash and equivalents         $  20,437     $   2,022    $  22,459    $ (21,000)   $   1,459
   Trade accounts receivable       57,937        30,593       88,530         (212)      88,318
   Inventories                     31,037        41,741       72,778        3,279       76,057
   Deferred income taxes            6,894            --        6,894           --        6,894
   Other current assets             4,414         5,407        9,821       (3,376)       6,445
     Total current assets         120,719        79,763      200,482      (21,309)     179,173

Property, plant and equipment,
   net                             58,838        30,188       89,026       34,821      123,847

Other assets                        7,798         5,891       13,689       13,962       27,651

Deferred income taxes              10,013            --       10,013        1,700       11,713

Total assets                    $ 197,368     $ 115,842    $ 313,210    $  29,174    $ 342,384

See notes to pro forma financial information


                             GLEASON CORPORATION
               PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                JUNE 30, 1997
                                 (UNAUDITED)

                                (In thousands)

                                  Gleason                             Pro forma      Pro forma
                              Corporation       Pfauter   Combined    Adjustments    Results
                                                                        (C)
Liabilities and Stockholders' Equity
Current liabilities
   Short-term borrowings        $   2,145     $  26,926    $  29,071    $  (25,500)   $   3,571
   Current portion of long-
     term debt                          4         6,431        6,435        (6,431)           4
   Trade accounts payable          17,461        12,235       29,696            --       29,696
   Income taxes                    10,385           343       10,728            --       10,728
   Other current liabilities       29,645        27,737       57,382        10,879       68,261
     Total current liabilities     59,640        73,672      133,312       (21,052)     112,260

Long-term debt                      2,793        23,600       26,393        43,652       70,045
Pension plans and other retiree
  benefits                         37,705        21,867       59,572            --       59,572
Other liabilities                   5,670         4,517       10,187        (1,240)       8,947

  Total liabilities               105,808       123,656      229,464        21,360      250,824

Stockholders' equity
   Common stock                     5,797            --        5,797            --        5,797
   Additional paid-in capital      11,454            --       11,454            --       11,454
   Retained earnings               95,716            --       95,716            --       95,716
   Partners' equity                    --        (7,814)      (7,814)        7,814           --
   Cumulative foreign currency
     translation adjustment        (3,648)           --       (3,648)           --       (3,648)
   Minimum pension liability
     adjustment                      (461)           --         (461)           --         (461)
                                  108,858        (7,814)     101,044         7,814      108,858
   Less treasury stock, at cost    17,298            --       17,298            --       17,298

   Total stockholders' equity      91,560        (7,814)      83,746         7,814       91,560

Total liabilities and
   stockholders' equity         $ 197,368     $ 115,842    $ 313,210    $   29,174    $ 342,384


See notes to pro forma financial information



                             GLEASON CORPORATION
          PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (UNAUDITED)

                   (In thousands, except per share amounts)


                                  Gleason                               Pro forma     Pro forma
                              Corporation       Pfauter     Combined  Adjustments       Results
                                                                          ( D )
Net sales                       $ 248,089     $ 178,217    $ 426,306    $      --     $ 426,306

Costs and expenses
  Cost of products sold           167,958       133,246      301,204          128       301,332
  Selling, general and
    administrative expenses        42,614        33,412       76,026          353        76,379
  Research and development
    expenses                        7,243         4,011       11,254           --        11,254
  Interest expense                    513         4,055        4,568        1,545         6,113
  Other (income)                     (982)         (427)      (1,409)        (154)       (1,563)

Income (loss) before income
  taxes and minority interest      30,743         3,920       34,663       (1,872)       32,791

Provision for income taxes         11,083           281       11,364          374        11,738

Income (loss) before
  minority interest                19,660         3,639       23,299       (2,246)       21,053

Minority interest                      --        (1,444)      (1,444)       1,444            --

Net income (loss)               $  19,660     $   2,195    $  21,855    $    (802)    $  21,053


Weighted average number of
  common shares outstanding     5,340,822     5,340,822    5,340,822    5,340,822     5,340,822

Income (loss) before
  minority interest             $    3.68     $    0.68    $    4.36    $   (0.42)    $    3.94
Minority interest               $      --     $   (0.27)   $   (0.27)   $    0.27     $      --
Net income (loss)               $    3.68     $    0.41    $    4.09    $   (0.15)    $    3.94

See notes to pro forma financial information




                             GLEASON CORPORATION
          PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       SIX MONTHS ENDED JUNE 30, 1997
                                 (UNAUDITED)


                    (In thousands, except per share amounts)


                                  Gleason                              Pro forma     Pro forma
                              Corporation       Pfauter    Combined  Adjustments       Results
                                                                          ( D )
Net sales                       $ 122,719     $  67,628    $ 190,347    $      --     $ 190,347

Costs and expenses
  Cost of products sold            83,699        51,575      135,274           67       135,341
  Selling, general and
    administrative expenses        19,622        14,386       34,008          197        34,205
  Research and development
    expenses                        3,634         1,796        5,430           --         5,430
  Interest (income) expense          (121)        1,762        1,641          782         2,423
  Other (income)                     (825)         (648)      (1,473)        (110)       (1,583)

Income (loss) before income
  taxes and minority interest      16,710        (1,243)      15,467         (936)       14,531

Provision for income taxes          5,939           206        6,145       (1,230)        4,915

Income (loss) before
  minority interest                10,771        (1,449)       9,322          294         9,616

Minority interest                      --          (799)        (799)         799            --

Net income (loss)               $  10,771     $  (2,248)   $   8,523    $   1,093     $   9,616


Weighted average number of
  common shares outstanding     5,158,454     5,158,454    5,158,454    5,158,454     5,158,454

Income (loss) before
  minority interest             $    2.09     $   (0.28)   $    1.81    $    0.06     $    1.87
Minority interest               $      --     $   (0.16)   $   (0.16)   $    0.16     $      --
Net income (loss)               $    2.09     $   (0.44)   $    1.65    $    0.22     $    1.87


See  notes to pro forma financial information


Item 7(b)
              Notes to Pro Forma Financial Information
                             (Unaudited)

(A) The pro forma consolidated balance sheet (unaudited) at June 30, 1997 and pro forma consolidated statements of operations (unaudited) for the year ended December 31, 1996 and the six months ended June
30, 1997 give pro forma effect to the acquisition by Gleason Corporation ("Gleason") of Hermann Pfauter GmbH & Co. ("Pfauter") and Pfauter-MaaG Cutting Tools Limited Partnership ("PMCT"). The pro forma consolidated statements of operations for the year ended December 31, 1996 and the six months ended June 30, 1997 present the results of operations of Gleason as if the acquisition had been consummated as of January 1, 1996. The pro forma consolidated balance sheet as of June 30, 1997 has been prepared as if the transaction had occurred on that date.

The pro forma financial information is based on the historical financial statements of Gleason and Pfauter, giving effect to the acquisition under the purchase method of accounting and the assumptions and adjustments set forth in these notes. The pro forma information and accompanying notes should be read in conjunction with the historical financial statements on which they are based. This pro forma financial information may not be indicative of either future results of operations or the results that actually would have occurred if the acquisition had been consummated on the dates indicated.

(B) Amounts for Pfauter have been translated from Deutsche Marks to U.S. dollars as follows:
      Balance Sheet - at the exchange rate in effect as of June 30, 1997 ($1 = DM 1.75)
      Statements of Operations - at the approximate average exchange rates in effect during the year ended December 31, 1996 ($1 = DM 1.51)
      and the six months ended June 30, 1997 ($1 = DM 1.69)

(C) Under purchase accounting, the assets and liabilities of the acquired business are required to be adjusted from historical amounts to their estimated fair values. Purchase accounting adjustments have been preliminarily estimated by Gleason's management based upon available information and are believed by management to be reasonable. There can be no assurance, however, that the final purchase accounting adjustments that will ultimately be determined by Gleason's management will not differ from these estimates. The following pro forma adjustments have been made to reflect the estimated fair values of the assets and liabilities of Pfauter assumed in the acquisition:


Adjustments:  (in thousands)
                                    Increase
                                   (Decrease)
Cash and equivalents                ($21,000)   <F1>
Trade accounts receivable               (212)   <F2>
Inventories                            3,279    <F2>
Other current assets                  (3,376)   <F3>
Property, plant and equipment         34,821    <F2>
Other assets                          13,962    <F4>
Deferred income taxes                  1,700    <F5>
Short-term borrowings                (25,500)   <F1>
Current portion of long-term debt     (6,431)   <F1>
Other current liabilities             10,879    <F6>
Long-term debt                        43,652    <F1>
Other liabilities                     (1,240)   <F7>
Partners equity                        7,814    <F8>

<F1>  The reduction in cash and equivalents represents the use of available cash on hand as of June 30, 1997 to reduce the debt associated with the acquisition. The reductions in short-term borrowings and current portion of long-term debt represent the repayment of certain Pfauter debt as part of the acquisition and the refinancing of other outstanding Pfauter debt under Gleason's new
  revolving and term credit facility.   The increase in long-term debt
  includes Gleason's financing of the $34.8 million purchase price (partially offset by the use of the cash on hand at June 30) and the refinancing of Pfauter's short-term borrowings and current portion of long-term debt under Gleason's revolving and term credit facility.

<F2>  The reduction in trade accounts receivable and increases in inventories and property, plant and equipment represent the adjustments required to record the assets of Pfauter at estimated fair market values. The increase in property, plant and equipment includes an increase to the carrying value of land of $9.4 million based on independent market appraisals.

<F3>  The reduction in other current assets includes the
  reclassification of $1.2 million of acquisition costs incurred by Gleason through June 30, 1997 which, under purchase accounting, are
  considered to be part of the purchase price.   The reduction in other
  current assets also includes the elimination of a note receivable due from the minority interest partners of PMCT which was included in Pfauter's June 30 balance sheet. This note was repaid by the partners to the partnership as part of the acquisition.

<F4>  The increase in other assets represents the net adjustment required to reduce certain license rights and goodwill recorded in Pfauter's balance sheet at June 30, 1997 to estimated fair market values under Gleason's ownership (a reduction of approximately $4.7 million) and the recognition of goodwill associated with the acquisition (approximately $18.7 million). The goodwill will be amortized on a straight-line basis over a period of 30 years.



<F5>  The increase in deferred income taxes (a non-current asset)
  represents the estimated tax effect associated with the recording of the acquired assets and liabilities.

<F6>  The increase in other current liabilities includes $9.0 million for the rationalization of the Pfauter business into Gleason's existing operations. These costs have been included as a component of the purchase price based on Gleason's intention to consolidate certain Pfauter operating activities into Gleason operations. This amount represents a preliminary estimate based on currently available information and may be adjusted as more specific plans become finalized. The increase in other current liabilities also includes accruals for estimated additional costs (including legal and accounting fees) associated with the acquisition.

<F7>  The reduction in other liabilities represents the elimination of the minority interest liability of PMCT (Pfauter owned 76 percent of the equity of PMCT). Gleason acquired 100 percent ownership interest in PMCT in the acquisition.

<F8>  The increase in partners equity represents the removal of the net deficit in Pfauter Partners' equity as of June 30, 1997.

(D) For purposes of determining the estimated pro forma effect of the acquisition of Pfauter on the Gleason Consolidated Statement of Operations, the following pro forma adjustments have been made:


                                                Increase (Decrease) Net Income
(in thousands)                                   Year ended   Six Months Ended
                                                   12/31/96           6/30/97

Lower dealer commission expense
  due to termination of dealer contracts           $   323          $   142

Higher depreciation resulting from
  adjustments to fair value of
  property, plant and equipment                       (151)             (79)

Higher amortization expense resulting
   from the recognition of goodwill
   associated with the acquisition                    (499)            (217)

Higher net interest expense associated
  with higher debt due to the acquisition
  financing, partially offset by a reduction
  of the interest expense due to lower rates
  under refinanced debt                             (1,545)            (782)

Income tax (provision) benefit on Pfauter
   operations and pro forma adjustments               (374)           1,230

Minority interest removal                            1,444              799

Total adjustment to net income                     $  (802)         $ 1,093


With the acquisition, certain of Pfauter's outside dealer representative relationships have been terminated. The reduction in commission expense represents the estimated savings for 1996 and six months of 1997 due to the replacement of these outside dealers with existing Gleason direct sales representation.

The higher expenses for depreciation and amortization are the result of the increase in bases of both tangible assets (plant and equipment) and intangible assets (goodwill). The higher depreciation expense due to the increase in basis of plant and equipment was partially offset by a reduction to expense due to the change from accelerated to straight-line depreciation methods for the Pfauter operations. The higher amortization expense associated with goodwill recorded in the acquisition was partially offset by the removal of amortization of intangibles which were included in Pfauter operating results but which were removed from the opening balance sheet.

The increase in interest expense consists of two components.
Interest expense increased with the additional outstanding debt (and lower cash balances) due to the acquisition financing. This increase was partially offset with a reduction in Pfauter's interest expense due to the refinancing, at lower average borrowing rates, of Pfauter's debt under the Company's revolving and term credit facilities.
Interest rate assumptions used in the calculation of this pro forma adjustment were based on current average borrowing rates. Management estimated interest expense on the additional debt using an average borrowing cost of 5.25%. The reduction of interest expense on Pfauter historical borrowings was based on an estimated 1.0% reduction in average borrowing rates due to the refinancing of the Pfauter debt.

The provision for income taxes represents the adjustment to record income taxes for the inclusion of Pfauter operations within the consolidated operations of Gleason Corporation and subsidiaries. Management has estimated the tax provision considering the Pfauter operational results and pro forma adjustments for the relevant taxing jurisdictions.

The minority interest reduction to net income was eliminated due to the fact that, as part of the acquisition, Gleason acquired 100 percent ownership interest in PMCT. As such, there is no minority interest in PMCT operating results under Gleason ownership.

The pro forma adjustments to the Statement of Operations do not include any positive adjustments for increased sales or additional cost reductions associated with the synergies of the combined business. In addition, there are no positive adjustments included for benefits expected from the rationalization of the Pfauter operations. These effects are considered to be of a forecasted nature and as such, are not permissible as pro forma adjustments.